FOR IMMEDIATE RELEASE	EXHIBIT 99

CONTACT Dan Bevevino Respironics, Inc. Vice President & CFO (724) 387-5235	ANALYST INFORMATION Joe Calabrese Financial Relations Board (212) 827-3772
Maryellen Bizzack Respironics, Inc. Director, Marketing & Communications (724) 387-5006	Julie Tu Financial Relations Board (212) 827-3776

Respironics Names Donald J. Spence President of the Homecare Division
To Succeed William J. Post

MURRYSVILLE, PA, April 5, 2005 — Respironics, Inc. (Nasdaq: RESP) announced today the appointment of Donald J. Spence as the President of the Homecare Division. Mr. Spence has extensive senior management experience in sales and marketing, manufacturing, financial operations, research and development, and strategic planning both domestically and internationally. Throughout his 27-year career, Spence has held positions of increasing responsibility with companies such as GKN plc, Datex-Ohmeda, Inc. and BOC Group, plc.

Most recently, Spence served as President, CEO and Executive Vice President of GKN Sinter Metals and GKN Automotive, both divisions of GKN plc, located in Auburn Hills, Michigan. He was responsible for integrating sales and marketing functions and identifying commercial synergies for the $5 billion automotive group comprised of five operating divisions. In this role Spence managed functional operations including R&D, manufacturing, sales, marketing, human resources and finance. He also spent 10 years with Datex-Ohmeda, Inc. in positions of increasing responsibility including Business Unit Controller, Director of Field Operations, Vice President of Global Marketing, and President of the $450 million anesthesia delivery systems business.

Spence will succeed William J. Post who has chosen to resign his position at Respironics and move back to his hometown of Columbus, Ohio. Mr. Post, who successfully led the division in recent years, will work closely with Respironics in the interim to assure an orderly transition. “We deeply appreciate the contributions that Bill Post has made to the Homecare Division’s growth and success,” said John Miclot, President and CEO of Respironics. “Under his stewardship, our Homecare Division has strengthened the company’s leadership position in the obstructive sleep apnea marketplace and consistently posted strong results. We thank Bill for his significant contributions during his tenure at Respironics,” Miclot added.

Commenting on Respironics’ strong management team Miclot said, “I look forward to Don Spence leading the Homecare Division in its efforts to build on our core market segment of obstructive sleep apnea, while extending our presence in the sleep and respiratory marketplaces and seeking new opportunities for continued growth. I remain confident in our strong operating management team in place at our various divisions, led by Craig Reynolds, Chief Operating Officer, and their abilities to assure our continued success.”

Don Spence commented on his appointment and said, “I look forward to building upon the success of the Homecare Division and enhancing its critical role in Respironics’ strategic growth plans.”

The company also noted that it remains comfortable with its previous financial guidance for the quarter ended March 31, 2005 and for the full fiscal year ending June 30, 2005.

About Respironics
Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in more than 125 countries and employs 3,600 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com

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This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; acquisition integration; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.